EXHIBIT (22)


May 12, 1999

Mr. Robert McCauley
The DeWolfe Companies, Inc.
80 Hayden Avenue
Lexington, MA 02173

Dear Bob:

As requested, we have tabulated the votes cast at the Annual Meeting of Stockholders of The DeWolfe Companies, Inc. held on May 11, 1999. The results of this tabulation are as follows:

PROPOSAL I
----------

To fix the size of the Board at four and to elect the nominees named in the Proxy Statement.

                                                  Number of Shares/Votes
                                                  ----------------------
                                        For                  Withheld
                                        ---                  --------
Richard B. DeWolfe                  2,952,884.796             16,736
A. Clinton Allen                    2,949,910.796             19,710
Paul R. Del Rossi                   2,952,410.796             17,210
R. Robert Popeo                     2,952,409.796             17,211

PROPOSAL II
-----------
To approve the amendment to the Company's 1998 Stock Option Plan.

For                        2,577,740.219
Against                      119,240.350
Abstain                        3,226.227
Non-vote                     269,414.000

PROPOSAL III
------------

To ratify the Company's Selection of Ernst & Young LLP as the Company's Independent Auditors.

For                        2,969,018.608
Against                          208.000
Abstain                          394.188

We certify that the number of shares issued, outstanding and eligible to vote as of the record date of March 15, 1999 were 3,359,228.000. We tabulated proxies representing 2,969,620.796 shares of common stock or 88 percent of the eligible voting shares.

Sincerely,

Therese M. Collins
Account Manager
Authorized Signatory